Exhibit 99.1

NEWS RELEASE

For immediate release

Christy McElroy

904 598 7616

ChristyMcElroy@RegencyCenters.com

Regency Centers Issues Annual Corporate Responsibility Report

JACKSONVILLE, FL (June 7, 2021) – Today, Regency Centers Corporation (“Regency” or the “Company”) (NASDAQ: REG) announced the release of its annual Corporate Responsibility Report. The report illustrates Regency’s continued commitment to corporate responsibility, as well as key environmental, social, and governance initiatives and achievements. The report can be found on Regency’s Corporate Responsibility website.

“Leadership in Corporate Responsibility has always been a cornerstone of Regency’s strategy and corporate culture; we strive to do well while also doing good. Even throughout the challenges of 2020, we remained steadfast in our commitment,” said Lisa Palmer, President and Chief Executive Officer. “During 2020, we advanced our diversity, equity and inclusion initiatives, continued our focus on the refreshment of our Board of Directors and enhanced our environmental sustainability program; all while supporting our people and tenants through the difficult and tragic events of the past year. Our commitment to leadership in ESG will only grow from here.”

The report provides updated data supporting our corporate responsibility efforts, progress on goal achievement, and actions the Company is taking to further diversify its workforce. In addition, it contains responses aligned with the UN Sustainable Development Goals (UNSDG), the Sustainability Accounting Standards Board (SASB), Taskforce on Climate-related Financial Disclosures (TCFD) and Global Reporting Initiative (GRI) standards and frameworks, implementing best practices in corporate responsibility reporting. The report highlights Regency’s annual achievements and continued commitment to its four corporate responsibility pillars: Our People, Our Communities, Ethics and Governance, and Environmental Stewardship.

Our People

Regency aims to maintain a high level of employee engagement with an overall engagement score of 85% or greater while maintaining our award-winning benefits and wellness plans and enhancing our focus on diversity initiatives.

•	Achieved our employee engagement goal with 87% engagement
•	Reduced our gender pay gap to essentially zero (only a 1.58% difference)
•	Provided an average of 24 hours of training per employee, and ensured 100% of employees received regular performance and career development reviews
•	Developed and implemented our diversity, equity and inclusion (DEI) strategy

Our Communities

Regency strives to contribute to the betterment of our communities through a high level of engagement and investment, including philanthropic efforts.

•	Together with employees, contributed approximately $1.5 million to charitable causes
•	Increased employee participation in our annual United Way campaign to 97%, from 95% in 2019
•	Implemented a new program to allow employees the opportunity to participate in selecting recipients for corporate contributions
•	Continued to implement best practices in property management, supporting our tenants and communities during the pandemic through technology and on-site support

Ethics and Governance

As long-term stewards of our investors’ capital, we are committed to best-in-class corporate governance. To create long-term value for our stakeholders, we place great emphasis on our culture and core values, the integrity and transparency of our reporting practices, and our overall governance structure with respect to oversight and shareholder rights.

•	Continued to enhance our Board of Directors through board refreshment and succession planning
•	Achieved top ISS Governance Quality Score of 1
•	Demonstrated the effectiveness of our Business Continuity Management, ensuring that we met our commitments and kept our people safe through the global pandemic

Environmental Stewardship

Regency focuses on six strategic priorities to identify and implement sustainable business practices and to minimize our environmental impact: green building, energy efficiency, greenhouse gas emissions reductions, water conservation, waste management, and climate resilience.

•	Awarded a GRESB Green Star for the sixth consecutive year
•	Conducted robust TCFD climate change risk and opportunity scenario analysis
•	Exceeded our greenhouse gas emissions, energy efficiency and waste management goals
•	Expanded the number of electric vehicle charging stations to 491 across 82 of our properties

About Regency Centers Corporation (NASDAQ: REG)

Regency Centers is the preeminent national owner, operator, and developer of shopping centers located in affluent, infill suburban trade areas. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit RegencyCenters.com.

Certain statements in this document regarding anticipated financial, business, legal or other outcomes or plans, including statements relating to Regency’s future events, actions, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance, events or plans and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained, and it is possible actual results, events or plans may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.

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